NEWS RELEASE

Media Contact: Ed Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Dan Farrell Marsh & McLennan Companies +1 212 345 3713 daniel.farrell@mmc.com
MARSH & McLENNAN COMPANIES APPOINTS JOHN DOYLE
CHIEF EXECUTIVE OFFICER OF MARSH
Industry-Leading Executive Joined Marsh as President in 2016
NEW YORK, July 5, 2017 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today announced the appointment of John Doyle as Chief Executive Officer of Marsh, effective immediately. Mr. Doyle will report to Marsh & McLennan Companies President & CEO Dan Glaser and continue to serve on the Company's Executive Committee.
A highly-regarded insurance industry leader for more than thirty years, with significant global management and operational experience, Mr. Doyle was appointed President of Marsh in April 2016. As President & CEO of Marsh, Mr. Doyle will continue to oversee the firm’s global brokerage businesses while assuming responsibility for Marsh’s Global Risk & Specialties, portfolio businesses and operational functions.
"John’s accomplishments and impressive track record of building strong client relationships and inspiring colleagues make him ideal to serve as President & CEO of Marsh," said Dan Glaser, President & CEO of Marsh & McLennan Companies. "Today’s appointment delivers on our strategic commitment to having the deepest and most talented executive leadership team in the industry."
In this role, Mr. Doyle succeeds Peter Zaffino, who has accepted a leadership role at AIG. Mr. Zaffino had served as CEO of Marsh since 2011, and as Chairman of Risk and Insurance Services since 2015. Previously, Mr. Zaffino served as President & CEO of Guy Carpenter from 2008 to 2011.
"On behalf of our colleagues and Executive Committee, I want to thank Peter Zaffino for his meaningful contributions to our firm,” said Mr. Glaser. "We wish him continued success in the next phase of his career."

Prior to joining Marsh & McLennan in 2016, Mr. Doyle was Chief Executive Officer for AIG’s commercial insurance businesses worldwide. He was responsible for AIG’s property, casualty, financial lines, specialty lines, institutional markets, and mortgage guaranty products and services. Previously, Mr. Doyle served as President and Chief Executive Officer of Chartis U.S. Mr. Doyle is a member of the Board of the New York Police and Fire Widows’ & Children’s Benefit Fund and is a Trustee of the Inner-City Scholarship Fund.
Today, Marsh & McLennan further announced that effective immediately, Peter Hearn, President & Chief Executive Officer of Guy Carpenter, will report directly to Mr. Glaser and join the Company’s Executive Committee. The role of Chairman of Risk and Insurance Services will not be filled.
"Peter Hearn is a highly accomplished and talented executive," said Mr. Glaser. "I welcome him to Marsh & McLennan’s Executive Committee."
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in health, wealth and career consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of more than $13 billion and more than 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

2